ShengdaTech Introduces NPCC for Color Ink Jet Paper
Wednesday January 2, 8:00 am ET

TAIAN, Shandong, China, Jan. 2 /Xinhua-PRNewswire-FirstCall/ -- ShengdaTech Inc. ("ShengdaTech" or "The Company") (Nasdaq: SDTH - News) a leading manufacturer of nano precipitated calcium carbonate ("NPCC") and coal-based chemical products in the People's Republic of China ("PRC"), today announced it has developed a new NPCC product, NPCCB-100, for use in color ink jet paper.

NPCCB-100 was developed by ShengdaTech's Research and Development (R&D) Center in Shanghai in collaboration with Jinan Anne Paper Co., Ltd., a subsidiary of Xiamen Anne Paper Co., Ltd. ("Anne Paper"). The new NPCC product is used in surface coating for top-grade color ink jet paper. Surface coatings are used on a variety of paper to obtain a certain look, feel, printability and readability. The use of NPCCB-100 in color ink jet paper increases whiteness, brightness, opacity, smoothness, and rate of ink absorption while enhancing the strength of paper. In addition to improving the overall quality of color ink jet paper, incorporating NPCC in coating can reduce production cost when reducing the amount of kaolin or titanium used.

"We are excited with the breakthrough of our NPCC product for use in color ink jet paper. This is a major development in our efforts to expand NPCC for use in paper production," commented Mr. Chen, CEO of ShengdaTech. "Our R&D Center remains dedicated to expanding the applications of NPCC in paper manufacturing, including the use of NPCC in coating for a variety of paper grades and as a filler used in paper manufacturing. NPCC as a filler can reduce the amount of pulp required, thereby lowering cost while improving the paper's optical and printing qualities. Our R&D Center is also working closely with major paper mills in North America in an effort to expand our international market penetration."

Anne Paper collaborated with ShengdaTech on the research and development of NPCC for use in its color ink jet paper in an effort to replace the higher cost, lower quality NPCC obtained from an international manufacturer. Anne Paper is one of the largest thermal paper and color inkjet printing suppliers in China. It is headquartered in Xiamen City, Fujian Province with 34 subsidiaries and offices throughout China, including Jinan Anne Paper Co., Ltd. in Shandong Province. Anne Paper's product lines cover four main categories: thermal paper, carbonless printing paper, color inkjet paper and offset paper.

About ShengdaTech, Inc.

ShengdaTech is engaged in the business of manufacturing, marketing and selling nano-precipitated calcium carbonate ("NPCC") products and coal-based chemicals for use in various applications. The Company converts limestone into NPCC using its proprietary technology. The unique chemical and physical attributes make NPCC a valuable ingredient in tires, paints, polyvinyl chloride ("PVC") building materials and other products. NPCC enhances the durability of many products by increased strength, heat resistance, and dimension stabilization. The Company is also engaged in the manufacture and sale of coal-based chemical products namely ammonium bicarbonate, liquid ammonia, melamine and methanol. The Company markets and sells its coal-based products mainly for chemical fertilizers and raw materials in the production of organic and inorganic chemical products, including formaldehyde and pesticides.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the tire industry, changes in composition of tires, ability to attract new customers, ability to increase our product's applications, ability of our customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission.

For more information, please contact:

Crocker Coulson, President
CCG Elite

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Leslie Richardson, Financial Writer
CCG Elite

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Email: leslie.richardson@ccgir.com